UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2012

NTELOS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51798	36-4573125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1154 Shenandoah Village Drive, Waynesboro, Virginia 22980

(Address of Principal Executive Offices) (Zip Code)

(540) 946-3500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 29, 2012, the Compensation Committee of the Board of Directors of NTELOS Holdings Corp. (the “Company”) took the following actions:

2011 Bonus Payments

After review of the Company’s consolidated financial results for 2011 and taking into consideration the Company’s targets for 2011 with respect to revenues and “Adjusted EBITDA” (defined as net income before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, gain/loss on derivatives, net income attributable to noncontrolling interests, other expenses/income, equity based compensation charges, and charges from voluntary early retirement and workforce reduction plans), each individual’s performance and other considerations, approved incentive payments for the following currently employed named executive officers: James A. Hyde, President and Chief Executive Officer, $475,300; Stebbins B. Chandor, Jr., Executive Vice President, Chief Financial Officer and Treasurer, $63,423; and Conrad J. Hunter, Executive Vice President and Chief Operating Officer, $156,765. (Mr. Chandor joined the Company in September 2011.)

2012 Base Salaries

After considering a competitive market review of total compensation for its executive officers, established the following base salaries for the following currently employed named executive officers to be effective April 1, 2012: Mr. Hyde, $650,000; Mr. Chandor, $351,900; and Mr. Hunter, $360,698.

2012 Equity Award Grants

After considering a competitive market review of long-term incentives for its executive officers, approved stock option grants under the Company’s 2010 Equity and Cash Incentive Plan for the following currently employed named executive officers: Mr. Hyde, 219,817 options, Mr. Chandor, 74,379 options; and Mr. Hunter, 76,238 options. These stock options were issued with an exercise price of $23.25 per share, which represents the closing price of the Company’s stock on February 29, 2012, with 25% of each of the grants vesting on February 28, 2013, February 28, 2014, February 27, 2015, and February 29, 2016, respectively. The Compensation Committee also approved restricted stock award grants for the following currently employed named executive officers: Mr. Hyde, 30,791 shares; Mr. Chandor, 10,419 shares; and Mr. Hunter, 10,679 shares. These restricted stock awards cliff vest on February 27, 2015.

2012 Team Incentive Plan

After considering a competitive market review of cash incentive payments as a percentage of base salary, approved the 2012 Team Incentive Plan for our currently employed named executive officers (the “2012 Plan”). The 2012 Plan establishes the performance measures for fiscal 2012 incentive payouts for the Company’s executive officers, including its currently employed named executive officers. Under the 2012 Plan, Mr. Hyde’s target individual payout percentage is 100% of his eligible base salary and Messrs. Chandor and Hunter each have a target individual payout percentage of 60% of their respective eligible base salary.

The 2012 Plan incentive payouts are tied to the Company’s performance in 2012 in the areas of Revenues (30% weighting); ending Subscribers (30% weighting) and Adjusted EBITDA (as defined in the 2012 Plan) (40% weighting). The Revenue floor is approximately 93% attainment of goal with achievement below that level resulting in no payout for the component and the Revenue ceiling is approximately 107% attainment with achievement at or above that level resulting in 200% payout of the component. The ending Subscriber floor is approximately 95% attainment of goal with achievement below that level resulting in no payout for the component and ending Subscriber ceiling is approximately 105% of goal with achievement at or above that level resulting in 200% payout of component. The Adjusted EBITDA floor is approximately 90% attainment of goal with achievement below that level resulting in no payout for the component and the Adjusted EBITDA ceiling is approximately 110% attainment with achievement at or above that level resulting in 200% payout of the component.

The 2012 Plan provides for an individual incentive award that is equal to the product of (i) the target percentage of the individual’s eligible base salary, (ii) an individual payout percentage up to a maximum percentage provided for in the 2012 Plan (as finally determined based on achievement of individual performance objectives) and (iii) the weighted company performance percentage, subject to a maximum incentive payout tied to the Company’s performance in 2012 in the areas of revenues, ending subscribers and Adjusted EBITDA. The final incentive amounts paid, if any, shall be determined by the Compensation Committee based on the achievements of the Company performance measures and the individual performance factors.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Form of Executive Stock Option Agreement

99.2	Form of Executive Restricted Stock Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 6, 2012

NTELOS HOLDINGS CORP.

By:	/s/ Brian J. O’Neil
Brian J. O’Neil
Senior Vice President, General Counsel and Secretary

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